Exhibit 99.1
Orbitz Worldwide, Inc. Reports Fourth Quarter and Full Year 2009 Results
Chicago, February 23, 2010 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the fourth quarter and full year ended December 31, 2009.
“We have made tremendous progress this past year towards strengthening our global hotel business and we are pleased with our momentum heading into 2010. During 2009, we significantly improved our customer value proposition by removing air booking fees on most flights, eliminating our hotel change and cancellation fees, launching Hotel Price Assurance, launching Total Price hotel search results, cutting hotel booking fees and enhancing our hotel Low Price Guarantee program,” said Barney Harford, president and CEO of Orbitz Worldwide. “As a result of these improvements and strong performance at ebookers, we saw accelerating year over year transaction and hotel room night growth during the course of 2009.”
Summary Operating Results
(in millions, except per share data)

	Three Months			Years Ended
	Ended December 31,			December 31,
	2009	2008	Change (a)	2009	2008	Change (a)

Gross bookings	$2,523	$2,156	17%	$10,149	$10,808	-6%
Net revenue	$175	$180	-3%	$738	$870	-15%
Net (loss) income	($18)	$8	**	($337)	($299)	13%
Basic and Diluted EPS	($0.21)	$0.10	**	($4.01)	($3.58)	12%
Operating cash flow	$1	($45)	**	$105	$76	38%
Capital spending	$12	$16	-23%	$43	$58	-26%

EBITDA (b)	$24	$41	-41%	($202)	($172)	17%
Impairment	—	—	**	$332	$297	12%
Other adjustments	$3	($8)	**	$14	$8	**
Adjusted EBITDA (b)(c)	$27	$33	-15%	$144	$133	9%

	2009 Year over Year Growth Trends
	Q1	Q2	Q3	Q4	Full Year

Transaction Growth (d)	-12%	3%	7%	19%	3%
Hotel Room Night Growth (e)	-1%	2%	3%	13%	4%

**	Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Non-GAAP financial measures. A definition of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure is contained in Appendix A.

(c)	EBITDA is no longer adjusted for severance charges which were $2 million during each of the three months ended December 31, 2009 and December 31, 2008, and $7 million and $3 million during the years ended December 31, 2009 and December 31, 2008, respectively.

(d)	Represents transaction growth on a booked basis.

(e)	Represents hotel room nights on a stayed basis and includes both standalone hotel room nights and hotel room nights included in dynamic vacation packages.
“In full year 2009, we improved the quality of our revenue by removing or significantly reducing a number of domestic consumer fees. Despite these fee changes, we achieved 9 percent Adjusted

EBITDA growth,” said Marsha Williams, SVP and CFO of Orbitz Worldwide. “Our operating cash flow increased 38 percent compared with last year, which, combined with the recapitalization has strengthened our balance sheet considerably.”
Full Year 2009 Financial Results
For the year ended December 31, 2009, net revenue was $738 million, down 15 percent (13 percent on a constant currency basis) from the same period of 2008. This net revenue decline was due primarily to the removal of most domestic air booking fees and a significant reduction in hotel net revenue due to lower average daily rates, lower hotel booking fees, lower breakage and disappointing results at HotelClub. Higher transaction volume partially offset the decline in net revenue per transaction.
The company reported a net loss of $337 million or ($4.01) per diluted share for the full year 2009, compared with a net loss of $299 million or ($3.58) per diluted share for the full year 2008. The net loss in both years was due primarily to non-cash goodwill and intangible asset impairment charges.
Adjusted EBITDA increased 9 percent to $144 million for the year ended December 31, 2009 compared with the prior year. This year on year increase in Adjusted EBITDA was driven by the significant cost reductions made since November 2008 and a rationalization of the company’s online marketing spending.
Fourth Quarter 2009 Financial Results
Gross Bookings and Net Revenue
Global gross bookings increased 17 percent (15 percent on a constant currency basis) year over year. This increase was primarily due to higher transaction volume partially offset by lower air fares and lower average hotel room rates. Air gross bookings increased 19 percent (17 percent on a constant currency basis) and non-air gross bookings increased 12 percent (8 percent on a constant currency basis) year over year. Domestic gross bookings increased 15 percent compared with the fourth quarter 2008, and international gross bookings increased 32 percent (15 percent on a constant currency basis) year over year.
Net revenue was $175 million for the fourth quarter 2009, down 3 percent (6 percent on a constant currency basis) year over year. Domestic net revenue declined 12 percent while international net revenue increased 48 percent (24 percent on a constant currency basis). The net revenue decline was due primarily to the removal of most domestic air booking fees. Higher transaction volume partially offset the decline in net revenue per transaction.

Gross Bookings and Net Revenue
(in millions)

	Three Months			Years Ended
	Ended December 31,			December 31,
	2009	2008	Change (a)	2009	2008	Change (a)

Gross Bookings
Air	$1,893	$1,593	19%	$7,349	$7,883	-7%
Non-air	630	563	12%	2,800	2,925	-4%

Total Gross Bookings	$2,523	$2,156	17%	$10,149	$10,808	-6%

Domestic	$2,142	$1,867	15%	$8,742	$9,134	-4%
International	381	289	32%	1,407	1,674	-16%

Total Gross Bookings	$2,523	$2,156	17%	$10,149	$10,808	-6%

Net Revenue
Air	$60	$67	-11%	$270	$339	-21%
Hotel	46	44	3%	184	239	-23%
Dynamic Packaging	27	26	2%	117	114	3%
Advertising and Media	17	18	-7%	60	60	—
Other	25	25	5%	107	118	-9%

Total Net Revenue	$175	$180	-3%	$738	$870	-15%

Transactional Net Revenue
Domestic	$117	$132	-12%	$517	$616	-16%
International	38	26	48%	148	177	-16%

Total Transactional Net Revenue (b)	155	158	-2%	665	793	-16%

Non-transactional Net Revenue
Domestic	18	21	-11%	68	70	-3%
International	2	1	43%	5	7	-29%

Total Non-transactional Net Revenue (c)	20	22	-8%	73	77	-5%

Total Net Revenue	$175	$180	-3%	$738	$870	-15%

(a)	Percentages are calculated on unrounded numbers.

(b)	Transactional net revenue is comprised of net revenue from air bookings, hotel bookings, dynamic packaging, car bookings, cruise bookings, destination services and travel insurance.

(c)	Non-transactional net revenue is primarily comprised of advertising and media revenue and revenue from our hosting business.
•	Air net revenue (which consists of revenue from standalone air bookings) was $60 million in the fourth quarter, down 11 percent (13 percent on a constant currency basis) from the fourth quarter 2008. Domestic air net revenue declined 21 percent due to the removal in early April of most domestic booking fees offset in part by higher air transactions as a result of both lower fees and lower air fares. The company’s domestic year over year air transaction growth rate increased by 37 percentage points in the fourth quarter 2009 versus the first quarter 2009 when the company still charged booking fees on all airline tickets. International air net revenue increased 56 percent year on year (40 percent on a constant currency basis) due primarily to higher air transactions at ebookers.

•	Hotel net revenue (which consists of revenue from standalone hotel bookings) was $46 million in the fourth quarter, up 3 percent (down 4 percent on a constant currency basis) year over year. Hotel net revenue declined on a constant currency basis due largely to lower average daily rates for hotel rooms, lower hotel booking fees and lower breakage, partially offset by an increase in global hotel transactions.

•	Dynamic packaging net revenue increased 2 percent in the quarter to $27 million due to higher dynamic packaging transactions, partially offset by lower average daily rates for hotel rooms.

•	Advertising and media net revenue declined 7 percent in the fourth quarter to $17 million, as the company focused on driving transaction growth and optimized its mix of advertising, media and transaction revenue.

•	Other net revenue, which primarily includes car, cruise, destination services and travel insurance revenue, increased 5 percent (4 percent on a constant currency basis) in the fourth quarter year on year, primarily due to an increase in travel insurance revenue as a result of increased ticket volume.
The company has posted on its website (www.orbitz-ir.com) a schedule that adjusts net revenue for currency impacts in order to provide a more comparable view of operating performance across periods.
Operating Expenses
Cost of revenue increased from 18.4 to 20.1 percent of net revenue year over year, primarily due to lower revenue per transaction.
Selling, general and administrative expense increased $19 million in the fourth quarter 2009 to $67 million. In the fourth quarter 2008, the company’s operating expenses were lowered by $14 million due to a non-cash reduction in the present value of the company’s tax sharing liability as a result of a lower projected state income tax rate. After adjusting for this tax sharing benefit, fourth quarter 2009 selling, general and administrative expense increased by $5 million year over year. This increase was attributable to higher year over year bonus expense partially offset by cost reductions. In late 2008, the company announced that it would reduce cash operating and capital costs by $40-45 million in 2009, and the company was successful in meeting that goal. The company realized over $30 million of selling, general and administrative expense savings and $15 million of capital cost reductions.
Marketing expense in the fourth quarter was $49 million, a decrease of 16 percent compared with the same period in 2008. This decrease occurred in the online channel globally as the company has focused on optimizing the performance of its online marketing channels.
Equity Transactions
In January 2010, the Company closed the equity transactions with PAR Investment Partners (“PAR”) and Travelport that it announced in November 2009. As a result, the company currently has 101.0 million common shares outstanding, approximately 55.0 million of which are beneficially owned by affiliates of The Blackstone Group, which includes Travelport, and approximately 24.6 million of which are owned by PAR. The company reduced its term loan by $50 million and received $50 million in cash at the close of the transactions.
Interest Expense
Orbitz Worldwide incurred net interest expense of $14 million in the fourth quarter compared with $16 million in the fourth quarter 2008. This decline in interest expense for the quarter was due primarily to a lower effective interest rate on the company’s term loan versus the prior year. Interest expense is expected to decline further in 2010 as a result of the January 2010 retirement of $50 million of the company’s term loan, the January 2010 repayment of $42 million of outstanding borrowings under the company’s revolving credit facility, the December 2009 expiration of a floating-to-fixed interest rate swap, which previously fixed the interest rate on $200 million of the company’s term loan at an effective rate of 8.21 percent and an approximate $21 million cash flow recapture payment the company will make on its term loan in March 2010.

In January 2010, the company entered into two new floating-to-fixed interest rate swaps, which fix the interest rate on $200 million of the company’s term loan at a blended rate of 4.18 percent through January 2012.
As a result of these transactions, $400 million of the $527 million currently outstanding on the company’s term loan has fixed interest rates. The company’s weighted average effective interest rate on the term loan is currently 4.71 percent. After the March 2010 cash flow recapture payment, the company’s term loan balance is expected to approximate $506 million for the rest of 2010.
Provision for Income Taxes
The company recorded tax expense of $10 million in the fourth quarter 2009 primarily due to a non-cash full valuation allowance established against the deferred tax assets of one of its international subsidiaries.
Net (Loss) Income
The company reported a net loss of $18 million or ($0.21) per diluted share for the fourth quarter 2009, compared with net income of $8 million or $0.10 per diluted share for the same period last year. The net loss in the fourth quarter 2009 was largely due to a non-cash increase in the company’s provision for income taxes due to the valuation allowance established against international deferred tax assets. Fourth quarter 2008 net income benefited from $14 million of non-cash income relating to a change in projected state income tax rates.
Adjusted EBITDA
Adjusted EBITDA decreased to $27 million from $33 million for the fourth quarter 2008. This decrease was due to higher bonus expense year over year and the negative impact of foreign exchange changes on the results of our foreign operations, partially offset by cost savings.
Cash Flow
Orbitz Worldwide reported operating cash flow of $1 million for the fourth quarter compared with operating cash flow of ($45) million for the same period in 2008. The increase in operating cash flow is primarily attributable to higher merchant hotel gross bookings during the fourth quarter 2009 compared with the fourth quarter 2008. At December 31, 2009, cash and cash equivalents were $89 million, including $42 million of cash provided by borrowings under the revolving credit facility, compared with cash and cash equivalents at December 31, 2008 of $31 million, including $21 million of outstanding revolver borrowings.
Operational Highlights
•	In November, the company enhanced its hotel Low Price Guarantee. Under the new program, customers who find their prepaid hotel room available for a lower price on any website, including Orbitz.com, can receive a refund for the difference and a $50 discount on a future hotel or vacation package booking. These refunds are available up until the hotel’s cancellation deadline.
•	During the fourth quarter, the company entered into a global agreement with Four Seasons through which Four Seasons hotels are available for booking on the company’s websites.
•	As of December 31, 2009, Orbitz Worldwide offered approximately 100,000 bookable hotels on its websites. Orbitz Worldwide websites offer 40,000 hotels in the EMEA region and 16,000 hotels in the Asia Pacific region.
•	During the fourth quarter, Orbitz Worldwide signed contracts with a number of destination marketing organizations including Hawaii Visitors and Convention Bureau, Canadian Tourism Commission, Bermuda Department of Tourism and Nassau Paradise Island Promotion Board to promote travel to those destinations across our global websites and to provide travel information to our customers.

Orbitz Worldwide now has partner marketing agreements with nearly 170 destination marketing organizations.

•	In February 2010, Orbitz launched Orbitz for Agents, a groundbreaking program that offers travel agents the opportunity to earn commissions on hotel reservations and customized travel package bookings made on behalf of their customers.
•	In February 2010, Jeremy Bellinghausen was named President, HotelClub. Jeremy brings extensive leadership and product management experience to HotelClub, as developed in a variety of roles at Business.com and eBay’s Rent.com.
Q1 2010 Outlook
Beginning this quarter, the company will provide quarterly guidance on select financial metrics. For the first quarter 2010, the company expects to report:
•	2% to 6% year over year decline in net revenue, reflecting the removal of most domestic air booking fees and significant reduction of hotel booking fees in the second quarter of 2009;
•	20% to 22% cost of revenue as a percentage of net revenue, reflecting lower net revenue per transaction as a result of the fee reductions as well as increased costs associated with higher transaction volume; and
•	0% to 10% year over year decrease in quarterly Adjusted EBITDA.
For the full year 2010, the company anticipates annual capital expenditures in the range of $40 million to $45 million, consistent with 2009 levels.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its fourth quarter and full year 2009 results at 12:00 p.m. EST (11:00 a.m. CST) on Tuesday, February 23, 2010. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), The Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic and operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 23, 2010, and the Company undertakes no obligation to publicly revise any forward-looking statement.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Melissa Hayes
+1 312 894 6890	+1 312 260 2428
bhoyt@orbitz.com	melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net revenue	$175	$180	$738	$870
Cost and expenses
Cost of revenue	35	33	138	163
Selling, general and administrative	67	48	257	272
Marketing	49	58	215	310
Depreciation and amortization	18	17	69	66
Impairment of goodwill and intangible assets	—	—	332	297

Total operating expenses	169	156	1,011	1,108

Operating income (loss)	6	24	(273)	(238)

Other (expense) income
Net interest expense	(14)	(16)	(57)	(63)
Gain on extinguishment of debt	—	—	2	—

Total other (expense)	(14)	(16)	(55)	(63)

(Loss) income before income taxes	(8)	8	(328)	(301)
Provision (benefit) for income taxes	10	—	9	(2)

Net (loss) income	($18)	$8	($337)	($299)

Net (loss) income per share—basic:
Net (loss) income per share	($0.21)	$0.10	($4.01)	($3.58)

Weighted average shares outstanding	84,437,135	83,505,126	84,073,593	83,342,333

Net (loss) income per share—diluted:
Net (loss) income per share	($0.21)	$0.10	($4.01)	($3.58)

Weighted average shares outstanding	84,437,135	83,535,817	84,073,593	83,342,333

Orbitz Worldwide, Inc.
Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$89	$31
Accounts receivable (net of allowance for doubtful accounts of $1 and $1, respectively)	55	58
Prepaid expenses	17	17
Deferred income taxes, current	—	6
Due from Travelport, net	3	10
Other current assets	5	6

Total current assets	169	128
Property and equipment, net	181	190
Goodwill	713	949
Trademarks and trade names	155	232
Other intangible assets, net	19	34
Deferred income taxes, non-current	10	9
Other non-current assets	47	48

Total Assets	$1,294	$1,590

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30	$37
Accrued merchant payable	219	205
Accrued expenses	113	106
Deferred income	31	23
Term loan, current	21	6
Other current liabilities	5	9

Total current liabilities	419	386
Term loan, non-current	556	587
Line of credit	42	21
Tax sharing liability	109	109
Unfavorable contracts	10	13
Other non-current liabilities	28	36

Total Liabilities	1,164	1,152

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,831,561 and 83,345,437 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 24,521 and 18,055 shares held, respectively	—	—
Additional paid in capital	922	908
Accumulated deficit	(787)	(450)
Accumulated other comprehensive loss (net of accumulated tax benefit of $2 and $2, respectively)	(6)	(21)

Total Shareholders’ Equity	130	438

Total Liabilities and Shareholders’ Equity	$1,294	$1,590

Orbitz Worldwide, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Years Ended December 31,
	2009	2008
Operating activities:
Net loss	($337)	($299)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on extinguishment of debt	(2)	—
Depreciation and amortization	69	66
Impairment of goodwill and intangible assets	332	297
Non-cash revenue	(3)	(3)
Non-cash net interest expense	15	18
Deferred income taxes	7	(4)
Stock compensation	14	15
Provision for bad debts	1	—
Changes in assets and liabilities:
Accounts receivable	4	—
Deferred income	9	—
Due to/from Travelport, net	6	(5)
Accrued merchant payable	4	3
Accounts payable, accrued expenses and other current liabilities	(11)	(3)
Other	(3)	(9)

Net cash provided by operating activities	105	76

Investing activities:
Property and equipment additions	(43)	(58)

Net cash (used in) investing activities	(43)	(58)

Financing activities:
Capital lease payments and principal payments on the term loan	(6)	(7)
Payments to extinguish debt	(8)	—
Payment to satisfy employee tax withholding obligations upon vesting of equity-based awards	—	(1)
Payments on tax sharing liability	(11)	(20)
Proceeds from line of credit	100	69
Payments on line of credit	(81)	(49)

Net cash (used in) financing activities	(6)	(8)

Effects of changes in exchange rates on cash and cash equivalents	2	(4)

Net increase in cash and cash equivalents	58	6
Cash and cash equivalents at beginning of year	31	25

Cash and cash equivalents at end of year	$89	$31

Supplemental disclosure of cash flow information:
Income tax payments (refunds), net	$1	($2)
Cash interest payments, net of capitalized interest of almost nil and $1, respectively	$42	$47
Non-cash investing activity:
Capital expenditures incurred not yet paid	—	$2

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the Company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the Company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the Company’s actual results against management’s expectations. The compensation of management and other employees within the Company is also tied to the Company’s actual performance, as measured by Adjusted EBITDA less capital expenditures relative to performance targets established by the Company’s board of directors and its compensation committee.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The Company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the Company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the Company’s non-GAAP measures is consistent with the Company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the Company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the Company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring expense. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three months and years ended December 31, 2009 and December 31, 2008, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the Company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

     The following table provides a reconciliation of net (loss) income to EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2009	2008	2009	2008

Net (loss) income	$(18)	$8	$(337)	$(299)
Net interest expense	14	16	57	63
Provision (benefit) for income taxes	10	—	9	(2)
Depreciation and amortization	18	17	69	66

EBITDA	$24	$41	$(202)	$(172)

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2009	2008	2009	2008

EBITDA	$24	$41	$(202)	$(172)
Impairment of goodwill and intangible assets (a)	—	—	332	297
Stock-based compensation expense (b)	3	4	15	17
Professional services fees (c)	—	2	1	5
Adjustment to tax sharing liability (d)	—	(14)	—	(14)
Gain on extinguishment of debt (e)	—	—	(2)	—

Adjusted EBITDA (f)	$27	$33	$144	$133

(a)	Represents non-cash charges recorded for impairment of goodwill and intangible assets at both the Company’s international and domestic subsidiaries during the first quarter of 2009 and the third quarter of 2008. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted prior to the Company’s initial public offering in July 2007 (“IPO”). Management adjusts for this item as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(c)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusts for these costs because they are non-recurring charges, representative of our transition to a public company.

(d)	Represents an adjustment recorded to properly reflect the present value of the tax sharing liability. Management adjusts for this item as it represents a non-cash item that is not indicative of the performance of the Company’s core operations, and it impacts comparability across periods.

(e)	Represents the non-cash gain recorded upon extinguishment of a portion of the Company’s $600 million term loan facility. Management adjusts for this item because it represents a significant non-recurring charge that is not indicative of the cash earnings capability of the business.

(f)	During the first quarter of 2009, the Company reviewed the nature of the items for which EBITDA is adjusted and concluded that although the Company had initially considered severance charges to be non-recurring in nature, given the frequency of occurrence of these charges, the Company believes that they are more likely to be viewed as recurring in nature. As a result, beginning in the first quarter of 2009, the Company no longer adds severance charges back to EBITDA to arrive at Adjusted EBITDA. For comparability purposes, the Company has adjusted prior periods for this change. The Company recorded severance charges of $2 million during each of the three months ended December 31, 2009 and December 31, 2008, and $7 million and $3 million during the years ended December 31, 2009 and December 31, 2008, respectively.